Exhibit 12.1

                         ARIZONA PUBLIC SERVICE COMPANY
                    Computation of Earnings to Fixed Charges
                                    ($000's)

                                                       2002         2001         2000         1999         1998
                                                    ----------   ----------   ----------   ----------   ----------
Income From Continuing Operations                   $  199,343   $  280,688   $  306,594   $  268,322   $  255,247
Income Taxes                                           126,805      183,136      195,665      133,015      133,452
Fixed Charges                                          168,985      166,939      179,381      179,088      183,398
                                                    ----------   ----------   ----------   ----------   ----------
    Total                                           $  495,133      630,763      681,640      580,425      572,097

Fixed Charges:
    Interest Charges                                   133,878      130,525      141,886      140,948      144,695
    Amortization of Debt Discount                        2,888        2,650        2,105        2,084        2,410
    Estimated Interest Portion of Annual Rents          32,219       33,764       35,390       36,056       36,293
                                                    ----------   ----------   ----------   ----------   ----------
        Total Fixed Charges                            168,985      166,939      179,381      179,088      183,398

Ratio of Earnings to Fixed Charges (rounded down)         2.93         3.77         3.79         3.24         3.11
                                                    ==========   ==========   ==========   ==========   ==========